Exhibit 99.1

REVOLUTION LIGHTING TECHNOLOGIES TO ACQUIRE SEESMART TECHNOLOGIES, INC.

Complements and Strengthens Our Position as a Leader in the LED Lighting Industry

FOR IMMEDIATE RELEASE

December 3, 2012

For more information:

Gary Langford,

Chief Financial Officer, Revolution Lighting Technologies, Inc.

704-405-0416

Provides Revolution with an exclusive network of over 50 focused distributors and 300 sales representatives covering the entire United States and selected international locations.

Establishes a Comprehensive Portfolio of Leading Products and Solutions and Significantly Enhances our Business development Capabilities.

Adds A Significant Pipeline of Qualified Opportunities.

CHARLOTTE, NC – Dec 3, 2012 — Revolution Lighting Technologies, Inc. (RVLT), a leader in advanced LED lighting technology today announced that it has entered into a definitive agreement to acquire Seesmart Technologies, Inc. in a stock and cash transaction valued at approximately $20 million. The transaction has been approved by both Board of Directors and is expected to close by December 31, 2012.

Seesmart based in Simi Valley, California is a leading LED solutions provider with a broad range of solutions serving the commercial, industrial and institutional lighting markets. Seesmart’s strong leadership combined with its exclusive network of experienced lighting distributors and sales representatives provides Seesmart with a customer and solution focused advantage. Seesmart has a group of over 50 exclusive distributors and 300 sales representatives covering virtually all of the United States and selected international locations. In addition, it has developed centers of excellence in key US locations which are used to provide distributor training and to demonstrate lighting solutions in realistic product environments. Seesmart has a complete end-to-end product line for both indoor and outdoor applications and is highly complementary to the existing Revolution Array product line.

“The acquisition of Seesmart is a significant step in the strategic transformation of Revolution Lighting Technologies becoming a leading quality provider of LED lighting solutions. The LED market is entering a period of dramatic growth. We believe a company with a broad state of the art product portfolio, a network of qualified distributors, and a reputation for superior service will be well positioned for dramatic growth in this space. Seesmart significantly strengthens our position in all of these key areas, and we expect them to grow rapidly and be profitable in 2013 and beyond,” said Robert V. LaPenta, Chairman of Revolution.

“Our combination with Revolution Lighting and Robert LaPenta’s Aston Capital will enable us to shape the future of LED lighting through continued innovation, increased scale, and focus on developing new opportunities and top flight customer service,” said Ken Ames, Chief Executive Officer of Seesmart.

Under the terms of the agreement, Seesmart will receive approximately 50 percent of the purchase price consideration in shares of Revolution stock and 50 percent in cash. The $10 million of stock consideration will be based on the volume weighted average price of the stock over up to 20 consecutive days ending with the second trading day preceding closing, and to the extent the number of shares would exceed 9.1 million shares, Revolution at its discretion may elect to pay the difference in cash. The $10 million of cash consideration contemplated will be derived from the sale of a new convertible preferred stock to RVL Holdings, an entity managed by Aston Capital, LLC and controlled by Robert V. LaPenta. The Company will provide a more detailed description of the terms and conditions of the transaction in a Current Report on Form 8-K to be filed with the SEC.

“Seesmart has done an excellent job of penetrating the LED lighting market through its distribution/dealer network and developing a full line of products including interior and exterior lighting fixtures,” stated Mike Bauer, President and CEO of Revolution Lighting Technologies. “The combined companies provide a significant platform in terms of both talent and technology, and we are very excited about the potential for dynamic growth this merger creates,” added Mr. Bauer.

For more information, please visit the Revolution Lighting Technologies, Inc. web site at www.rvlti.com.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including the satisfaction of closing conditions prior to the consummation of the acquisition of Seesmart and the anticipated benefits of such acquisition. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.